Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement of Applied Minerals, Inc. on Form S-1 to be filed on or about June 23, 2015 of our report dated March 27, 2015, on our audits of the consolidated financial statements as of December 31, 2014 and 2013 and for each of the years in the three-year period ended December 31, 2014. In addition, we consent to including the financial statement schedule listed in Item 16(B) of this Registration Statement under our report referred to above. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-1.

/s/ EISNERAMPER LLP

New York, New York

June 23, 2015